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As filed with the Securities and Exchange Commission on September 14, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8/S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2086934
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
5775 Peachtree Dunwoody Road, Suite B-200 Atlanta, Georgia (Address of Principal Executive Offices)	30342 (Zip Code)

BEAZER HOMES USA, INC.
1999 STOCK INCENTIVE PLAN
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

Ian J. McCarthy President and Chief Executive Officer Beazer Homes USA, Inc. 5775 Peachtree Dunwoody Road, Suite B-200 Atlanta, Georgia 30342 (Name and address of agent for service)	Please address a copy of all communications to: Elizabeth H. Noe Paul, Hastings, Janofsky & Walker LLP Suite 2400 600 Peachtree Street, N.E. Atlanta, Georgia 30308-2222 Telephone: 404-815-2287
(404) 250-3420 (Telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale to public:  By Beazer Homes USA, Inc., in accordance with the terms of the 1999 Stock Incentive Plan and Amended and Restated 1994 Stock Incentive Plan after the effective date of this Registration Statement. By the selling stockholders, from time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)(3)

Common Stock $0.01 Par Value Per Share	2,175,000	$56.38	$122,626,500	$30,657

Preferred Stock Purchase Rights (3)	2,175,000

(1)
675,000 shares of Common Stock of the Registrant were previously registered pursuant to the Registrant's Registration Statement on Form S-8/S-3, Registration No. 333-24765 (the "Original Registration Statement") with respect to the Beazer Homes USA, Inc. 1994 Stock Incentive Plan. The 1994 Stock Incentive Plan is now known as the Amended and Restated 1994 Stock Incentive Plan. Beazer paid a filing fee of $3,067.71 in connection with the registration of its Common Stock pursuant to the Original Registration Statement of which $2,669 was attributable to the 675,000 shares related to the Amended and Restated 1994 Stock Incentive Plan. The distribution of such shares has not been completed. The Registrant has amended the Amended and Restated 1994 Stock Incentive Plan since the filing of the Original Registration Statement to increase the number of shares available for issuance thereunder. This registration statement on Form S-8/S-3 is filed to register an additional 800,000 shares of Common Stock with respect to the Amended and Restated 1994 Stock Incentive Plan. In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the Original Registration Statement, filed on April 7, 1997. This Registration Statement is also filed to register 700,000 shares of Common Stock with respect to the 1999 Stock Incentive Plan. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($56.38 per share) of the Common Stock of the Registrant on the New York Stock Exchange on September 10, 2001.

(3)
Rights are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock; therefore, no additional registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

  *
  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PROSPECTUS

Beazer Homes USA, Inc.
Up to 2,175,000 Shares of
Common Stock

         The stockholders of Beazer identified in this prospectus may offer and resell the shares from time to time, for their own accounts. See "Selling Stockholders." The selling stockholders have acquired or may acquire the shares pursuant to the terms of the Beazer Amended and Restated 1994 Stock Incentive Plan or the Beazer 1999 Stock Incentive Plan.

    The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Beazer will not receive any proceeds from the sale of the shares. The selling stockholders may offer their Beazer stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

    Beazer common stock is reported on the New York Stock Exchange under the symbol "BZH." On September 10, 2001, the last reported sale price of the common stock was $55.29 per share.

    You should carefully consider the "Risk Factors" beginning on page 3 of this prospectus before purchasing any of the Common Stock.

    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2001.

TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION	1
THE COMPANY	2
RISK FACTORS	3
USE OF PROCEEDS	6
SELLING STOCKHOLDERS	6
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9
WHERE TO FIND MORE INFORMATION ABOUT BEAZER	9
INCORPORATION OF DOCUMENTS BY REFERENCE	9

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in the prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Beazer's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

    In this prospectus, unless indicated otherwise, "Beazer," "we," "us," and "our," refer to Beazer Homes USA, Inc. and its subsidiaries.

FORWARD-LOOKING INFORMATION

    This prospectus and the documents incorporated herein by reference contain forward-looking statements. Beazer bases these statements on its current expectations, estimates and projections about its industry. Either the beliefs of management, or assumptions made by management, form the basis for those expectations, estimates and projections. The safe-harbor created by Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally protects Beazer and the Selling Stockholders from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. The documents incorporated by reference may also set forth risks and uncertainties that could cause actual results to differ materially and adversely from those discussed in the forward-looking statements. We undertake no obligation to publicly update any of these forward-looking statements to reflect new information or future events.

THE COMPANY

    Beazer designs, builds and sells single family homes in the southeast and southwest regions of the United States, as well as in Texas. Beazer's southeast region includes Georgia, North Carolina, South Carolina, Tennessee and Florida, its west region includes Arizona, California, Colorado and Nevada, its central region covers Texas and its mid-Atlantic region covers Maryland, New Jersey, Pennsylvania and Virginia. Beazer's homes are designed to appeal primarily to entry-level and first-time move-up homebuyers. Beazer intends, subject to market conditions, to expand in its existing markets and to consider entering into new markets through expansion from existing markets or through market acquisitions of established regional homebuilders. While future acquisition opportunities may be considered, Beazer currently has no plans, agreements or understandings with respect to any such expansion through acquisition.

    Beazer's objective is to provide its customers with homes that incorporate quality and value while seeking to maximize its return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

      Geographic Diversity and Growth Markets.  We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Virtually all of the markets in which we operate have experienced significant population growth in recent years. Within these markets, we build homes in a variety of projects, typical with fewer than 150 homesites.

      Quality Homes for Entry-Level and First Move-Up Home Buyers.  We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first time move-up buyers because our management believes they represent the largest segment of the homebuilding market. During fiscal year 2000, the average sales price of Beazer's homes was approximately $190,700.

      Additional Products and Services for Homebuyers.  In order to maximize our profitability and provide our homebuyers with the additional products and services that they desire, we have incorporated design centers, mortgage origination operations, title services and insurance services into our business. Recognizing that homebuyers want to choose certain components of their new home, we began offering limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we began originating mortgages on behalf of our customers through Beazer Mortgage Corp. Beazer offers title services and homeowners and other insurance to our homebuyers.

      Decentralized Operations with Experienced Management.  We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

      Conservative Land Policies.  We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in unentitled land.

    Our principal executive offices are located at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342. The telephone number is (404) 250-3420.

RISK FACTORS

    In addition to the other information contained in, or incorporated by reference in, this prospectus, the following factors should be considered carefully before purchasing any of the shares of common stock.

    The homebuilding industry is cyclical and is significantly affected by macro economic and other factors outside of our control such as consumer confidence, interest rates and employment levels. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse affect on our operating performance and the market price of our securities.

    In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

  •
  conditions of supply and demand in local markets;
  •
  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;
  •
  delays in construction schedules;
  •
  cost overruns on land development and home construction;
  •
  changes in government regulations;
  •
  increases in real estate taxes and other local government fees; and
  •
  availability and cost of land, materials and labor.

    Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on us.

    Our quarterly results may fluctuate, which could cause our stock price to fall.  While we have reported positive annual net income for each of the past six fiscal years, our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of factors both nationally and locally, many of which are outside our control. These factors include:

  •
  the timing of home closings and land sales;
  •
  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;
  •
  land development and construction delays;
  •
  seasonal home buying patterns;
  •
  delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;
  •
  changes in our pricing policies or those of our competitors; and
  •
  other changes in operating expenses, personnel and general economic conditions.

As a result, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our common stock may fluctuate.

    We are dependent on the availability of mortgage financing and homeowners' insurance for our customers.   Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move up homebuyers to sell their current homes.

    Any significant natural disaster will impact our business and the entire homebuilding industry. Any significant restrictions by insurance companies in any of the states in which we operate on the availability or substantial increases in the costs of homeowners insurance will also adversely affect our industry.

    The homebuilding industry is highly competitive and fragmented.  The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. There can be no assurance that we will be able to compete successfully in our markets against these competitors.

    The barriers to entry into our business are currently low.  There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

    Our level of indebtedness could adversely affect the financial health of the company and prevent us from fulfilling our obligations under our debt securities.  We currently have a significant amount of indebtedness. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

  •
  our future operating performance; and
  •
  our ability to enter into additional debt and/or equity financings.

    Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of securities, including:

  •
  we may be more vulnerable to adverse general economic and industry conditions;
  •
  we may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes; and
  •
  we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities.

    Failure to implement our business strategy could adversely affect our operations.  Our financial position and results of operations depend on our ability to execute our business strategy. Our ability to execute our business strategy depends on our ability:

  •
  to continue to improve profitability;
  •
  to identify and acquire attractive parcels of land on which to build our homes;
  •
  to expand our market share in regions where we are not currently a top five builder;
  •
  to identify, acquire and successfully integrate new business acquisitions; and
  •
  to attract and retain skilled employees.

Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

    Our business would be adversely affected if future, more onerous government regulations were enacted.  We and our competitors are subject to local, state and federal statutes and rules regulating:

  •
  certain developmental matters;
  •
  building and site design;
  •
  matters concerning the protection of health and the environment; and
  •
  mortgage origination procedures.

These regulations vary greatly by community and consist of items such as:

  •
  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;
  •
  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;
  •
  building permit allocation ordinances;
  •
  building moratoriums; or
  •
  similar governmental regulations that could be imposed in the future.

    We believe we are in substantial compliance with current laws and regulations. We further believe that these laws and regulations have had no material adverse effect on our ability to operate our business. Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

    If we are unable to retain skilled personnel, our business could be adversely affected.  Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future.

    Anti-takeover provisions in our organizational documents and Delaware law may make change in the control of our company more difficult.  Our organizational documents allow us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors. Further, we have adopted a stockholder rights plan which is designed to prevent, or make more expensive, a hostile takeover of the Company. Under our plan, once an acquirer acquires more than 20% of our common stock, rights to purchase shares of preferred stock become exercisable by all stockholders other than the acquirer, diluting substantially the value of the stock previously purchased by the acquiror.

USE OF PROCEEDS

    If shares are resold by the selling stockholders, Beazer will receive no proceeds from such sale. The shares will be offered for the respective accounts of the selling stockholders.

SELLING STOCKHOLDERS

    The shares that may be offered from time to time pursuant to this prospectus have been or will be acquired by the selling stockholders from time to time upon payment of awards granted under the Amended and Restated 1994 Stock Incentive Plan and the 1999 Stock Incentive Plan (the "Plans").

    The following table sets forth (i) the name of each selling stockholder; (ii) the position, office, or other material relationship between Beazer and each selling stockholder; (iii) the amount of common stock owned by the selling stockholder prior to the offering, including shares each selling stockholder may acquire pursuant to the exercise of previously granted options under the Plans which have vested or may vest within 60 days of September 12, 2001; (iv) the amount of common stock that may be offered by the selling stockholder; and (v) the amount of common stock to be held by each selling stockholder subsequent to the offering.

Name and Position with Company	Number of Shares Beneficially Owned(1)	Shares that may be Offered	Common Stock that would be Owned Subsequent to the Offering(2)
			Number	Percent
Brian C. Beazer Non-Executive Chairman of the Board and Director	81,981	97,225	20,000	*
Ian J. McCarthy President, Chief Executive Officer and Director	415,399	555,371	1,000	*
David S. Weiss Executive Vice President, Chief Financial Officer and Director	172,946	207,690	500	*
John Skelton Senior Vice President, Financial Planning	86,319	90,209	100	*
Mike Furlow Executive Vice President and Chief Operating Officer	89,989	148,728	0	*
Cory Boydston Vice President, Financial Services and Treasurer	9,500	4,750	4,750	*
Michael T. Rand Vice President, Corporate Controller	13,471	8,721	4,750	*
Gary N. Baucom Regional President, Carolinas	62,148	44,148	18,000	*
Jerry Gates Regional President, Southern California Division	18,000	9,000	9,000	*
Don Knutson Senior Division President, Virginia Division	16,731	16,731	0	*
Eddie Phillips Regional President, Phillips Builders	75,823	39,823	36,000	*
Joseph Thompson Regional President, Arizona Division	54,422	36,422	18,000	*

Scott Thorson Senior Division President, Charlotte Division	18,979	18,979	0	*
Tony Tonso Senior Division President, Northern California Division	34,061	25,061	9,000	*
Kent Lay Division President, Nevada Division	537	537	0	*
Peter Simons Senior Division President, Colorado Division	78,407	41,120	37,287	*
Jennifer Jones Vice President, Human Resources	506	406	100	*
Dave Carney Division President, Maryland Division	5,116	5,116	0	*
Christin Cupp Division President, Mid-Florida Division	2,112	2,112	0	*
Frank Finlaw Division President, Charleston Division	1,689	1,689	0	*
Michael Neill Division President, New Jersey Division	3,807	3,507	300	*
Bob Polanco Division President, Raleigh Division	495	495	0	*
Kurt Watzek Division President, Houston Division	44,827	26,827	18,000	*
Curt Hathaway Operations Manager, Charlotte Division	871	871	0	*
Brendan O'Neill Senior Division Chief Financial Officer, Northern California Division	5,952	5,952	0	*
Tara Shipley Regional Chief Financial Officer, Phillips Builders	1,325	1,325	0	*
Brady Simmerman Regional Chief Financial Officer, Arizona Division	1,091	1,091	0	*
George Trippe Senior Division Chief Financial Officer, Virginia Division	731	731	0	*
Joavan Tseng Regional Chief Financial Officer, Southern California Division	3,266	3,266	0	*
Jimmy Yandle Regional Chief Financial Officer, Carolinas	1,250	1,250	0	*
Bryan Schreiber Chief Financial Officer, Nevada Division	266	266	0	*

Bill Brown Chief Financial Officer, Houston Division	557	557	0	*
Steve Mutascio Chief Financial Officer, New Jersey Division	639	639	0	*
George Mefferd Director	4,000	7,705	1,000	*
Ned Mundell Director	9,000	10,705	3,000	*
Larry Solari Director	7,500	10,705	1,500	*
Tom Howard Director	16,500	20,705	500	*

*
Less than 1%

(1)
Certain shares listed in this column are currently represented by options to purchase common stock granted under the Plans which have vested or will vest within sixty 60 days or shares of common stock subject to restrictions on transfer and risk of forfeiture under the Plans. This column does not include unvested options (which will not vest in the next sixty 60 days) that are disclosed as shares that may be offered as follows: Mr. Beazer—35,244 shares, Mr. McCarthy—140,972 shares, Mr. Weiss—35,244 shares, Mr. Skelton—3,990 shares, Mr. Furlow—58,739 shares and Messrs. Mefferd, Mundell, Solari and Howard—4,705 shares each.

(2)
For purposes of this column, we have assumed the sale of all shares of restricted common stock received to date by each selling stockholder pursuant to the Plans and, with respect to selling stockholders who are "affiliates" of Beazer for purposes of Rule 144 under the Securities Act of 1933, as amended, all such restricted common stock and all shares of common stock issued or issuable under options granted under the Plans, including options that have not yet vested. Therefore, this column may include, for persons who are not "affiliates" for purposes of Rule 144, shares that are currently represented by options to purchase common stock granted under the Plans which have vested or will vest within sixty (60) days. These shares will be freely tradable upon exercise of such options and may be sold by such employees outside of this prospectus.

PLAN OF DISTRIBUTION

    Beazer has been advised by the selling stockholders that they intend to sell all or a portion of the Shares offered hereby from time to time in ordinary brokers transactions on the New York Stock Exchange at the prices prevailing at the time of such sale. The selling stockholders may also make private sales directly or through a broker or brokers. The selling stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. Beazer will pay all expenses incident to the sale of the common stock to the public other than brokerage commissions and other expenses incurred by individual selling stockholders which will be paid by the selling stockholders. In connection with any sale, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Act.

    There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock offered by them.

LEGAL MATTERS

    Paul, Hastings, Janofsky & Walker LLP, counsel to Beazer, has rendered an opinion to Beazer that the common stock offered hereby is or will be duly and validly issued, fully paid and non-assessable.

EXPERTS

    The consolidated financial statements incorporated in this prospectus and Registration Statement by reference from Beazer's Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION ABOUT BEAZER

    Beazer is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information filed by Beazer with the SEC may be inspected and copied at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room and for other public reference room locations. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This prospectus contains information concerning Beazer and the sale of the common stock by the selling stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 which we have filed with the SEC under the Securities Act. Statements made in this prospectus as to the contents of any referenced contract, agreement or document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. This information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. The following documents previously filed with the SEC are incorporated herein by reference:

  (a)
  Beazer's Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

  (b)
  Beazer's Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2000, March 31, 2001 and June 30, 2001;

  (c)
  all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2000; and

  (d)
  the description of Beazer's common stock as set forth in the Registration Statement filed with the SEC on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports thereto filed with the SEC for the purpose of updating such description.

In addition to the foregoing, all documents and any amendments thereto subsequently filed by Beazer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents.

    Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents are incorporated herein by reference:

    (a) The Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000 filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

    (b) The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2000, March 31, 2001 and June 30, 2001 filed pursuant to the Exchange Act;

    (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's annual report referred to in (a) above; and

    (d) The description of the Registrant's common stock, $.01 par value per share (the "Common Stock"), which is contained in its registration statement on Form 10 filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

    All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification by a corporation incorporated in the State of Delaware of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The By-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

    Section 145(g) of the General Corporation Law of the State of Delaware authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacity as directors or officers of the corporation. The Registrant maintains a directors and officers insurance policy in the aggregate amount of $15,000,000 which insures the directors and officers of the Registrant against losses arising from certain claims for any wrongful act (as defined in the policy) by the directors or officers in their respective capacities as such, or to the extent that the Registrant has indemnified such directors or officers, insures the Registrant against such losses. The policy does not cover losses in connection with claims relating to the purchase, sale, offer or solicitation of an offer to purchase or sell any securities or any violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and excludes certain other losses.

Item 7. Exemption from Registration Claimed

    The issuance of certain of the shares being offered pursuant to the Form S-3 prospectus included herein have previously been issued pursuant to the Plans registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits

    The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description of Exhibit
4.1	Beazer Homes USA, Inc. Amended and Restated 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-Q for the fiscal quarter ended December 31, 2000).
4.2	Beazer Homes USA, Inc. 1999 Stock incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-K for the fiscal year ended September 30, 1994).
5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24	Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

Item 9. Undertakings

    (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)

or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of September, 2001.

BEAZER HOMES USA, INC.
By:	/s/ DAVID S. WEISS David S. Weiss Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Weiss and Ian J. McCarthy, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ BRIAN C. BEAZER Brian C. Beazer	Director and Non-Executive Chairman of the Board	September 14, 2001
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)	September 14, 2001
/s/ DAVID S. WEISS David S. Weiss	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 14, 2001
/s/ THOMAS B. HOWARD Thomas B. Howard	Director	September 14, 2001
[Signatures continued on next page]

S–1

/s/ GEORGE W. MEFFERD George W. Mefferd	Director	September 14, 2001
/s/ D. E. MUNDELL D. E. Mundell	Director	September 14, 2001
/s/ LARRY T. SOLARI Larry T. Solari	Director	September 14, 2001
/s/ MICHAEL T. RAND Michael T. Rand	Vice President and Controller (Principal Accounting Officer)	September 14, 2001

S–2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Beazer Homes USA, Inc. Amended and Restated 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-Q for the fiscal quarter ended December 31, 2000).
4.2	Beazer Homes USA, Inc. 1999 Stock incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-K for the fiscal year ended September 30, 1994).
5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24	Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PROSPECTUS Beazer Homes USA, Inc. Up to 2,175,000 Shares of Common Stock
TABLE OF CONTENTS
FORWARD-LOOKING INFORMATION
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION ABOUT BEAZER
INCORPORATION OF DOCUMENTS BY REFERENCE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX